Exhibit 99.2
Hillenbrand
HILLENBRAND INDUSTRIES ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE YORKTOWNE CASKETS, INC.
Acquisition Enhances Batesville Casket Company’s Nationwide Service Network
BATESVILLE, Ind., Sept. 21, 2005 – Hillenbrand Industries, Inc. (NYSE:HB) today announced that Batesville Casket Company has signed a definitive agreement with the shareholders of Yorktowne Caskets, Inc. to acquire all the outstanding stock of Yorktowne. Based in York, Pennsylvania, Yorktowne is a privately held distributor of caskets and other funeral service items. It services a 14 state area, primarily in the Northeast and Midwest regions of the United States and is currently an affiliated distributor for Matthews International Corporation. In its fiscal year ended December 31, 2004, Yorktowne had approximately $ 46.5 million in revenues.
Terms of the proposed acquisition agreement with the shareholders of Yorktowne include a $58 million purchase price, subject to certain adjustments and earn-out provisions. The acquisition will be funded out of Hillenbrand’s cash on hand and is expected to have an accretive impact to earnings in the first year. The proposed deal is subject to regulatory clearance and other customary closing conditions.
One condition to closing includes resolving a clause in Yorktowne’s major supply agreement with Matthews International Corporation purporting to provide Matthews with a right of first refusal to acquire Yorktowne. If a valid right exists and is exercised, Yorktowne must be notified of such election within the next 60 days.
Kenneth A. Camp, President and Chief Executive Officer of Batesville Casket Company said, “I’m excited about this opportunity for our two companies. Our agreement is truly a win-win for Yorktowne and its customers as well as for Batesville Casket Company. Yorktowne’s customers will gain access to our high quality, innovative products, unique personalization features, full cremation product line, and high velocity service network. For Batesville Casket Company, the proposed agreement further drives synergies in our existing manufacturing and distribution network, helping us to better serve existing and new customers in the Northeast and Midwest regions.”
Neil A. Crispo, President and Chief Executive Officer of Yorktowne said, “As we sought out a partner for the future, it became evident that combining Yorktowne’s strength of unmatched service with Batesville’s innovative, industry leading quality presented the best choice for us and the funeral homes we are privileged to serve. We have long admired Batesville’s products and capabilities and are very excited at the prospect of working with them. We are delighted that the Batesville product line will now be available to us and we are committed to providing our customers with unparalleled service.”

About Hillenbrand Industries, Inc.
Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding company for two major wholly owned businesses serving the health care and funeral services industries. Hill-Rom Company is a manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes.
Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, costs and availability of raw materials, the success of the Company’s restructuring, realignment and cost reduction efforts, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2004 and under the heading “Forward-Looking Statements and Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.

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